        PEOPLES BANCORP INC. – P.O. BOX 738 — MARIETTA, OHIO – 45750
www.peoplesbancorp.com

NEWS RELEASE

FOR IMMEDIATE RELEASE June 29, 2006	Contact: Mark F. Bradley President and CEO (740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES ITS INCLUSION IN THE NEW
NASDAQ GLOBAL SELECT MARKET
-The Market with the Highest Initial Listing Standards in the World-

        MARIETTA, Ohio –Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today that it is included in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world based on financial and liquidity requirements. Prior to the change, the company was listed on the NASDAQ National Market.

        Beginning July 3, 2006 NASDAQ-listed companies will be classified under three listing tiers — NASDAQ Global Select Market, NASDAQ Global Market, and NASDAQ Capital Market. NASDAQ also plans to launch indexes based on these new tiers.

        Peoples Bancorp Inc. is an example of an industry leader that has achieved superior listing standards, which clearly defines the essence of the NASDAQ Global Select Market,” said NASDAQ Corporate Client Group Executive Vice President, Bruce Aust. “NASDAQ is focused on leading a race to the top in terms of listing qualifications. In recognizing these companies, we are highlighting their achievement in meeting the requirements to be included in the market with the highest listing standards in the world,” added Mr. Aust.

        NASDAQ announced the new three tier listing classification in February 2006. All three market tiers will maintain rigorous listing and corporate governance standards. For additional information about the NASDAQ Global Select Market, please go to: www.nasdaq.com/GlobalSelect.

        NASDAQ is the largest U.S. electronic stock market. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology. NASDAQ is the primary market for trading NASDAQ-listed stocks. For more information about NASDAQ, visit www.nasdaq.com or the NASDAQ Newsroom at http://www.nasdaq.com/newsroom/.

        Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples’ financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples’ common shares will be traded on the NASDAQ National Market under the symbol “PEBO” until June 30, 2006 and then will trade on the NASDAQ Global Select Market starting July 3, 2006. Peoples is also a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE